EXHIBIT 99.1

PRESS RELEASE

Contact:	Mark E. Hood Senior Vice President, Chief Financial Officer
Phone:	(314) 633-7255

Panera Bread Reaffirms 2004 Earnings Target of $1.24-$1.26; Corrects Implied Q4 Target To $0.44-$0.46

St. Louis, MO – November 1, 2004 – Panera Bread Company (Nasdaq:PNRA) today reaffirmed its previously issued earnings target for the full year 2004, and corrected implied fourth quarter earnings per diluted share target to $0.44-$0.46. The Company had previously issued an earnings per fully diluted share target of $1.24-$1.26 for 2004 with an implied range of $0.42-$0.44 for the fourth fiscal quarter. The company determined it had made a computational error in calculating the implied fourth quarter target and is issuing this correction to clarify its targets for the fourth quarter.

The following table shows the estimated pre-tax income, net income and weighted average fully diluted shares inherent in the fourth quarter and full year targets ($’s and shares in thousands):

	Full Year	Fourth Quarter
	Target Range	Target Range
Pre-tax income	$59,918-$61,021	$21,417-$22,520
Net income	$38,048-$38,748	$13,600-$14,300
Weighted average shares	30,800	31,000
Targeted Earnings Per Share	$1.24-$1.26	$0.44-$0.46

Assumptions underlying these targets include development of 16 new company and 27 new franchise bakery-cafes in the fourth quarter, resulting in full-year development of 145 bakery-cafes (55 company-owned and 90 franchised units). In addition, it assumes average unit volumes of 2004 openings of at least $1.85 million, and fourth quarter system-wide comparable bakery-cafe sales increases of 3-4%. Finally, this target assumes higher than planned fuel costs and workers compensation costs.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The Company is a leader in the emerging specialtybread/cafe category due to its unique bread combined with a quick casual dining experience. Additional information is available on the company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; the ability by the Company and franchisees to operate additional bakery-cafes profitably; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly market changes, food and labor costs, and inflation; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 27, 2003.

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